UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

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MIPS TECHNOLOGIES, INC.
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MIPS TECHNOLOGIES, INC.
955 EAST ARQUES AVENUE
SUNNYVALE, CALIFORNIA  94085

September 24, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of MIPS Technologies, Inc. to be held on Thursday, November 11, 2010 at our corporate headquarters at 955 East Arques Avenue, Sunnyvale, California  94085 commencing at 2:00 p.m., Pacific Time. If you cannot attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or by electronic means.

The Annual Meeting of Stockholders of MIPS Technologies, Inc. will be held for the following purposes:

1.	To consider and vote upon the election of one Class II director to serve a two-year term and two Class III directors to serve three-year terms;

2.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year, which ends on June 30, 2011;

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our Board of Directors has unanimously (1) nominated one Class II director and two Class III directors to serve on our Board of Directors, and (2) approved the appointment of the independent registered public accounting firm, and the Board of Directors recommends a vote FOR the Class II director and the Class III directors, and a vote FOR the approval and adoption of Proposal No. 2.

Once again, we are taking advantage of the U.S. Securities and Exchange Commission rule that allows us to use the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. Rather, these stockholders will receive from us a notice with instructions for accessing the proxy materials and voting via the Internet or by telephone. The notice also instructs stockholders desiring paper copies of our proxy materials as to how these copies may be obtained. We expect that our application of this rule will make the proxy distribution process more efficient and will conserve natural resources.

For further information regarding the matters to be voted on at the annual meeting, we urge you to carefully read the accompanying Proxy Statement. The record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting is September 14, 2010.  If you have more questions about these proposals or would like additional copies of the Proxy Statement, please contact Maury Austin, Chief Financial Officer of MIPS Technologies, Inc., at 955 East Arques Avenue, Sunnyvale, California  94085 or by telephone at (408) 530-5000. Even if you plan to attend the annual meeting in person, please complete, sign, date, and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or by electronic means. This will not limit your right to attend or vote at the annual meeting.

Sincerely,	Sincerely,

Anthony B. Holbrook	Sandeep Vij
Chairman	Chief Executive Officer and President

The accompanying Proxy Statement is dated September 24, 2010 and is first being made available to stockholders on or about October 1, 2010. Additional copies of our Proxy Statement and Annual Report on Form 10-K can be obtained free of charge by contacting Investor Relations at (408) 530-5200.

955 EAST ARQUES AVE	SUNNYVALE, CA 94085-4521	PHONE 408.530.5000	FAX 408.530.5150	WEB www.mips.com

MIPS TECHNOLOGIES, INC.
955 EAST ARQUES AVENUE
SUNNYVALE, CALIFORNIA 94085

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 11, 2010

To the Stockholders of
MIPS TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of MIPS Technologies, Inc. will be held at our corporate headquarters at 955 East Arques Avenue, Sunnyvale, California  94085 on November 11, 2010. The annual meeting will begin at 2:00 p.m. Pacific Time, for the following purposes:

1.	To elect one Class II director to serve a two-year term and two Class III directors to serve three-year terms;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year, which ends on June 30, 2011;

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 14, 2010 are entitled to notice of and to vote at the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote by electronic means. Any stockholder attending the annual meeting may vote in person, even though he or she has previously returned a proxy.

By Order of the Board of Directors of MIPS TECHNOLOGIES, INC.

Gail H. Shulman
Vice President, General Counsel and Corporate Secretary

Sunnyvale, California
September 24, 2010

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope or to vote by electronic means.

955 EAST ARQUES AVE	SUNNYVALE, CA 94085-4521	PHONE 408.530.5000	FAX 408.530.5150	WEB www.mips.com

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished by our Board of Directors to holders of our common stock, par value $0.001 per share, in connection with the solicitation of proxies by our Board of Directors for use at the 2010 Annual Meeting of MIPS Technologies, Inc. (“MIPS”) stockholders to be held on Thursday, November 11, 2010 at our corporate headquarters at 955 East Arques Avenue, Sunnyvale, California commencing at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof. The purposes of the annual meeting are set forth in this Proxy Statement and in the accompanying Notice of the Annual Meeting of Stockholders.

Our complete mailing address is MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California  94085, and our telephone number is (408) 530-5000.

This Proxy Statement and the accompanying form of proxy are first being made available to our stockholders on or about October 1, 2010.

Stockholders Entitled to Vote; Quorum and Vote Required

The MIPS Board of Directors has fixed the close of business on September 14, 2010 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting. Accordingly, only holders of record on this date will be entitled to notice of, and to vote at, the annual meeting. As of the close of business on the record date, there were outstanding and entitled to vote 47,434,776 shares of common stock, constituting all of the voting stock of MIPS. As of the record date, there were 3,567 holders of record of our common stock. Each holder of record of our common stock on the record date is entitled to one vote per share, which may be cast either in person or by proxy, at the annual meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum. Shares of our common stock present in person or by proxy will be counted for the purpose of determining whether a quorum is present at the annual meeting. Shares that abstain from voting, and shares held by a broker nominee in “street name” which indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. In connection with Proposal No. 1, the election of directors, abstentions will have no effect on the outcome of the vote. In connection with Proposal No. 2, abstentions will have the effect of “NO” votes. Broker non-votes will have no effect on the outcome of the vote with respect to the matters to be brought before the annual meeting.

Directors will be elected at the meeting by a plurality of the votes cast. Proposal No. 2 will be decided by a majority of the vote of shares of common stock present, in person or by proxy, at the meeting and actually cast.

Proxies

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our Board of Directors for use at the annual meeting, and is accompanied by a form of proxy.

All shares of our common stock represented at the annual meeting by properly executed proxies that have not been revoked will be voted at the annual meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted as recommended by our Board of Directors.

Stockholders of the Company may submit notice of any matter to be brought before the annual meeting not less than 60 days or more than 90 days prior to November 11, 2010. As of September 12, 2010 (the 60th day prior to November 11, 2010), the Company had not received notice of any other matter to be brought before the annual meeting. If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn such annual meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Corporate Secretary of MIPS, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Corporate Secretary of MIPS before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California  94085, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary of MIPS at or before the taking of the vote at the annual meeting.

Please note that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and granting a proxy to the stockholder to vote the shares at the meeting.

MIPS will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from MIPS stockholders by directors, officers and employees of MIPS in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith. Stockholders sharing an address may receive only one set of proxy materials to that address unless they have provided contrary instructions. MIPS will deliver promptly upon written or oral request a separate set of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. A stockholder may notify MIPS that he (she) wishes to receive a separate copy of the proxy materials, and stockholders sharing an address may request delivery of a single copy of the proxy materials by writing to the Corporate Secretary at our corporate headquarters, 955 East Arques Avenue, Sunnyvale, California  94085 or calling (408) 530-5200.

PROPOSAL  NO. 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

Our board members serve staggered three-year terms. The Board of Directors has the ability to change the size and composition of our Board of Directors. Our Bylaws provide that any director who has been elected to fill a vacancy by the Board of Directors shall stand for election at the next annual meeting of stockholders, in such class as shall be determined by the Board.

Our Board of Directors currently consists of seven directors, divided into three classes as set forth in the following table:

Class	Expiration of Term	Board Members
Class I	2011 Annual Meeting	Robert R. Herb Robin L. Washington

Class II	2012 Annual Meeting	Fred M. Gibbons

Class III	2010 Annual Meeting	Kenneth L. Coleman Anthony B. Holbrook William M. Kelly Sandeep Vij

The persons named as proxies in the enclosed form of proxy intend to vote proxies for the re-election of the nominees named below, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason or decline to serve as a director, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the Board of Directors.

At the August 12, 2010, Board of Directors meeting, Mr. Holbrook, who is currently a Class III director, announced his intention to retire as a director and not stand for re-election at the Company’s 2010 Annual Meeting of Stockholders, at which time his term as a director will expire.  In connection with Mr. Holbrook’s retirement as a director, and in accordance with the Company’s Bylaws, the Board of Directors will be reduced to six members effective upon the occurrence of the 2010 Annual Meeting of Stockholders.  The Board of Directors approved this reduction at the August 12, 2010 board meeting.

At the annual meeting, holders of our common stock will elect one director to serve as a Class II director for a two-year term ending in 2012 or until a successor is elected and qualified or until such director’s earlier resignation or removal.  Mr. Vij, who is currently a Class III director, is the nominee for the Class II position.

At the annual meeting, holders of our common stock will also elect two directors to serve as Class III directors for three-year terms ending in 2013 or until a successor is elected and qualified or until a director’s earlier resignation or removal.  Mr. Coleman and Mr. Kelly, who are currently Class III directors, are the nominees for the Class III positions.

The following table presents information regarding the nominees for election to our Board of Directors.

Name	Principal Occupation and Business Experience

CLASS II DIRECTOR NOMINEE
Sandeep Vij Age: 44 Board Member since January 2010
Chief Executive Officer and President of MIPS Technologies, Inc. Mr. Vij has served as our Chief Executive Officer and our President since January 2010.  He has more than 20 years of senior-level management and marketing experience in the semiconductor industry.   Prior to assuming his current position, Mr. Vij served as Vice President and General Manager of the Broadband and Consumer Division of Cavium Networks from February 2009 to January 2010 and VP of Strategic Markets and Business Development of Cavium Networks from January 2008 through February 2009.  From 1996 to January 2008, Mr. Vij was on the executive staff of Xilinx Inc., a digital programmable logic manufacturer. From 2007 to 2008 he served as VP of Worldwide Marketing, Services and Support at Xilinx. From 2001 to 2007, he served as VP of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as VP and GM, General Products Division at Xilinx where he held profit and loss responsibility for their high-volume Field Programmable Gate Array (FPGA) products.  Prior to Xilinx, Mr. Vij also worked at Altera Corporation in a variety of marketing and management roles. Mr. Vij serves on the board of directors of Coherent, Inc., a laser and photonics company.

As President and Chief Executive Officer, Mr. Vij contributes leadership experience accumulated from more than 20 years of service in multiple executive roles at leading technology companies. These roles have required knowledge of the semiconductor industry, as well as expertise in management, marketing and business development.

CLASS III DIRECTOR NOMINEES
Kenneth L. Coleman Age: 65 Board Member since January 1998
Chairman, Accelrys, Inc. Since May 2003, Mr. Coleman has served as a member of the Board of Directors of Accelrys, Inc., and was elected Chairman in February of 2006. He was Founder, Chairman and CEO of ITM Software Corporation, an enterprise software company, from October 2000 until December 2005. Prior to that, from January 1987 to August 2001, Mr. Coleman served in various senior executive positions at SGI, such as Executive Vice President of Global Sales, Service and Marketing, Senior Vice President, Customer and Professional Services and Senior Vice President, Administration. Prior to joining SGI, Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the board of directors of United Online, an internet service provider, City National Bank and Accelyrs (chairman), a scientific data software provider.

Mr. Coleman’s background in sales and marketing is complemented by his prior service as a chief executive officer of a software company. Mr. Coleman’s contributions are augmented by his experience as an outside director of multiple public companies.

William M. Kelly Age: 57 Board Member since January 1998
Partner, with the law firm of Davis Polk & Wardwell. Mr. Kelly has been a partner with Davis Polk & Wardwell since January 2000. Prior to that time, Mr. Kelly served in several capacities with SGI. Mr. Kelly joined SGI in 1994 as Senior Vice President, Business Development, General Counsel and Secretary and, from 1997 to 1999, served as Senior Vice President, Corporate Operations of SGI. During 1996, Mr. Kelly also served as Senior Vice President, Silicon Interactive Group of SGI and as acting Chief Financial Officer of SGI from May 1997 to February 1998.

Mr. Kelly provides to the Board of Directors expertise in corporate finance, operations, business development, and legal matters, including experience gained in various roles with SGI and as a partner at the law firm of Davis Polk & Wardwell.

The following table presents information regarding our continuing directors.

Name	Principal Occupation and Business Experience

Fred M. Gibbons Age: 61 Board Member since July 1998
Consulting Professor, Stanford University. Since 2006, Mr. Gibbons has been a Consulting Professor in the Electrical Engineering department at Stanford University. In 1995, Mr. Gibbons founded Venture-Concept, an investment firm based in California, and was a Partner until 2006. From 1995 through 1999, Mr. Gibbons was a lecturer at the Stanford University Graduate School of Electrical Engineering. In 1980, Mr. Gibbons founded Software Publishing Corporation based in San Jose, California, a company engaged in the development of software systems for personal computer applications, and was its Chief Executive Officer through 1994.

Mr. Gibbons brings to the Board of Directors an engineering background as well as skill in the development of information technology businesses. He has valuable experience gained from service in the academic, corporate and venture capital arenas.

Robert R. Herb Age: 49 Board Member since January 2005
Venture Partner, Scale Venture Partners (formerly known as BA Venture Partners) since July 2005. Mr. Herb was formerly an Executive Vice President and Chief Marketing Officer of Advanced Micro Devices, Inc. or AMD. From 1983 to 2004, Mr. Herb served in a number of executive positions with AMD, including Vice President of Strategic Marketing for AMD’s Computation Products Group from 1996 to 1998, and Senior Vice President and Chief Marketing Officer from 1998 to 2000. He was promoted to Executive Vice President, Chief Marketing Officer and made a member of the office of the CEO in 2000. Mr. Herb is a member of the board of directors of Enpirion, Inc., NComputing, Inc., and Siimpel, Inc.

Mr. Herb has leadership experience as the former chief marketing officer of a global semiconductor company. His marketing expertise is accompanied by a venture capital background and technology acumen.

Robin L. Washington Age: 47 Board Member since April 2008
Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc. since May 2008. From 2006 to 2007, Ms. Washington was Chief Financial Officer of Hyperion Solutions, which was acquired by Oracle Corporation in March 2007. From 1986 to 2005, Ms. Washington served in a number of executive positions with PeopleSoft, most recently in the role of Senior Vice President and Corporate Controller.  From May 2005 to November 2007, Ms. Washington served on the board of directors of Tektronix, Inc. (which was acquired by Danaher).

Ms. Washington provides valuable experience as the chief financial officer of a large publicly traded corporation.  Her finance and accounting experience is especially helpful in her role as a member of the Company’s Audit and Corporate Governance Committee.

Board of Directors’ Meetings and Committees

Our Board of Directors held five regular meetings and nine special meetings during fiscal 2010. Our Board of Directors has determined that each of our directors other than Mr. Vij qualifies as an “independent director” in accordance with NASDAQ listing requirements. Additionally, our Board of Directors also determined that Mr. John Bourgoin, the former Chief Executive Officer, President and director of the Company, who retired from the Board of Directors in December 2009, was not an “independent director.”

The evaluation of director independence by the Board of Directors involves application of NASDAQ’s objective criteria as well as a subjective determination of independence. In making its subjective determination of independence, the Board of Directors generally considers commercial and other transactions and other relationships between MIPS and each director and his or her family members and affiliated entities.

No director or nominee attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the board on which he or she served during fiscal 2010. Our independent directors meet regularly outside the presence of employee directors. Our Board of Directors has a policy of encouraging, but not requiring, members to attend the Annual Meeting of Stockholders. All of our directors attended our 2009 Annual Meeting of Stockholders, except Mr. Gibbons and Mr. Vij, who was not a director at that time.

Our Board of Directors has two standing committees, the Audit and Corporate Governance Committee, and the Compensation and Nominating Committee. Prior to May 6, 2010, our Board of Directors had three standing committees. However, on May 6, 2010, the Compensation Committee and the Nominating Committee were combined into a single committee (now referred to as the Compensation and Nominating Committee).  Each member of these committees is an independent director in accordance with NASDAQ standards, and each member of the Audit and Corporate Governance Committee meets the special independence standards established by the Securities and Exchange Commission (“SEC”) for audit committees.  On February 8, 2010, the Board of Directors reviewed the independence of Mr. Holbrook with respect to the Audit and Corporate Governance Committee as a result of Mr. Holbrook having served as the interim Chief Executive Officer.  It was noted that Mr. Holbrook had not participated in the preparation of the financial statements during that time and the Board of Directors determined that Mr. Holbrook maintained his independence.  Each standing committee has a written charter approved by the board, which is available on MIPS’ website at http://www.mips.com by clicking on “Company,” then “Investor Relations,” and finally on “Corporate Governance.”

During fiscal 2010, the members of the Audit and Corporate Governance Committee were Mr. Kelly (Chairman), Mr. Holbrook and Ms. Washington. The Audit and Corporate Governance Committee met five times during fiscal 2010. The responsibilities of the Audit and Corporate Governance Committee include selecting, evaluating and approving the compensation of our independent registered public accounting firm, reviewing with management and our independent registered public accounting firm our quarterly and annual financial statements, reviewing with management and our independent registered public accounting firm our internal control policies and their effectiveness and, as may be requested from time to time by the Board of Directors, performing investigations and reviewing related party transactions. Our Board of Directors has determined that Mr. Kelly satisfies the definition of an “audit committee financial expert” under SEC rules. This designation does not impose any duties, obligations or liabilities on Mr. Kelly that are greater than those generally imposed on him as a member of the Audit and Corporate Governance Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit and Corporate Governance Committee or the Board of Directors.

During fiscal 2010, the members of the Compensation Committee (and, after May 6, 2010, the combined Compensation and Nominating Committee) were Mr. Coleman (Chairman), Mr. Herb and Mr. Gibbons. The Compensation Committee met four times during fiscal 2010 and the combined Compensation and Nominating Committee met four times during fiscal 2010. The responsibilities of the Compensation and Nominating Committee include administering our equity compensation plans, reviewing and approving grants under our equity compensation plans and approving other performance-based compensation (which is intended to be excluded from the deductibility limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended), developing performance criteria for and periodically evaluating the performance of our Chief Executive Officer, reviewing and recommending to the full board the salary, bonus and stock incentive compensation of our Chief Executive Officer, and approving the salaries, bonuses and stock incentive compensation of our other officers. After May 6, 2010, the responsibilities of the Compensation and Nominating Committee also include reviewing candidates and recommending nominees for election as directors.

During fiscal 2010, the members of the Nominating Committee were Mr. Holbrook (Chairman), Mr. Gibbons, Mr. Herb, Mr. Kelly and Ms. Washington. The Nominating Committee met one time during fiscal 2010. On May 6, 2010, the Nominating Committee was combined with the Compensation Committee to form the Compensation and Nominating Committee.  The responsibilities of the Nominating Committee included reviewing candidates and recommending nominees for election as directors. Mr. Holbrook, Mr. Kelly and Ms. Washington are not members of the Compensation and Nominating Committee.

Corporate Governance

Any stockholder wishing to communicate with our board may write to the Board of Directors, MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California  94085. Our Corporate Secretary will review all such stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to the Company and its operations, or to take other appropriate actions with respect to such communications. Except for inappropriate or irrelevant communications, the Corporate Secretary will submit all other communications to the Chairman of the Board.

The Compensation and Nominating Committee will consider nominees for election as a member of our Board of Directors that are recommended by stockholders. Any stockholder recommendations should be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information required in the stockholder notice required by Article II, Section 5 of our Company Bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy Securities and Exchange Commission or NASDAQ rules. The stockholder should deliver the recommendations to Gail H. Shulman, Corporate Secretary, MIPS Technologies, Inc., 955 East Arques Avenue, Sunnyvale, California 94085. The goal of the Compensation and Nominating Committee is to ensure that our board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The committee seeks to achieve a balance of knowledge, experience and capability on our board. To this end, the committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen, and the ability to think strategically. In addition, the committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. When appropriate, the committee may retain executive recruitment firms to assist in identifying suitable candidates. After its evaluation of potential nominees, the committee submits its chosen nominees to the board for approval. The committee will evaluate all candidates in the same manner regardless of the source of recommendation.

We maintain a Code of Business Conduct (“Code”), which incorporates our written code of ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller. The Code incorporates guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. The Code is available on our website at http://www.mips.com by clicking on “Company,” then “Investor Relations,” and finally on “Corporate Governance.” Changes to or waivers of the code of ethics will be disclosed on the same website.

The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that could involve a conflict of interest, including:

•	Related party transactions

•	Outside employment

•	Personal benefit from MIPS’ business

•	Outside board memberships

The Code requires that covered persons report to their manager any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgment. The Code does not expressly set forth the standards that would be applied in reviewing or approving related party transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit and Corporate Governance Committee of the Board of Directors, which is authorized by the Charter of the Audit and Corporate Governance Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, that the Audit and Corporate Governance Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit and Corporate Governance Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.

Board Leadership Structure

The Company has had a separate Chairman and Chief Executive Officer for many years.  At this time, the Board believes that having a separate Chairman provides a more effective channel for the Board to express its views on management, and allows the Chief Executive Officer to focus more on the operation of the Company.  In addition, the Board believes that this delineation creates increased oversight.  However, under the Company’s Bylaws, the Chairman of the Board of Directors may be, but need not be, the Chief Executive Officer of the Company. Accordingly, the Board of Directors retains the discretion to select the Chief Executive Officer as the Chairman and may elect to do so in the future.

Our current Chairman, Anthony Holbrook, has been a member of the Board of Directors since July 1998 and Chairman since August 2003.  In connection with Mr. Holbrook’s retirement from the Board of Directors, the Board will select a new Chairman.

Board Involvement in Risk Oversight

The Board’s risk oversight function is administered through board committees. Generally, the board committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. For example, the Audit and Corporate Governance Committee oversees the management of financial, accounting and internal control risks, and oversees compliance with Company policies.  To assist the Audit and Corporate Governance Committee in its risk management oversight function, the MIPS’ finance team provides reports directly to the Committee. The Audit and Corporate Governance Committee reviews with the finance team and management certain risks that MIPS faces, including the likelihood of occurrence and the potential impact of such risks and mitigating measures.

The Compensation and Nominating Committee oversees the management of risks in the Company’s compensation programs. The Compensation and Nominating Committee works with management on the design of compensation programs, and attempts to minimize risks that these programs might pose to the Company, including consideration as to whether MIPS’ compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

The Board and its committees are committed to providing effective risk management oversight and work with management to ensure that effective risk management strategies are incorporated into MIPS’ day-to-day business operations.

Compensation Risk Assessment

In determining compensation, the Compensation and Nominating Committee strives to create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy. In 2010, the Compensation and Nominating Committee undertook a review of the compensation programs for our executive officers, as well as for our other employees, to assess whether those programs encourage excessive risk taking that would create a material risk to our economic viability. Based on that review, the Compensation and Nominating Committee concluded that our compensation programs do not present any such material risk that would be reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation and Nominating Committee considered various characteristics of our compensation programs, including characteristics that discourage excessive or unnecessary risk taking.

Director Compensation

The policy of the board is that compensation for independent directors should be a mix of cash and equity-based compensation. MIPS does not pay employee directors for board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company. The Compensation and Nominating Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation.

In fiscal 2010, directors who did not receive compensation as officers or employees of MIPS or as directors, officers or employees of any of our affiliates received an annual board membership retainer of $20,000, which was paid in four quarterly installments. The chairmen of the Audit and Corporate Governance Committee and the Compensation Committee received an additional annual retainer of $7,500. The chairman of the Nominating Committee did not receive an additional retainer. In addition, non-employee directors received $1,500 for each board meeting attended in person and $750 for each board meeting attended by telephone, and $1,000 for each committee meeting attended in person and $750 for each committee meeting attended by telephone. No compensation was paid for attendance at Nominating Committee meetings.  Non-employee directors are reimbursed for reasonable expenses incurred in attending. The annual board membership retainer for the chairman of the board was $100,000. The “Director Compensation for Fiscal 2010” table below provides further details regarding director compensation for fiscal 2010.

In February 2010, the Board of Directors approved changes to the director’s compensation program for non-employee directors that became effective in fiscal 2011. Pursuant to these changes, the annual board membership retainer was increased from $20,000 to $25,000, which will be paid in four quarterly installments, for directors who do not receive compensation as officers or employees of MIPS or as directors, officers or employees of any of our affiliates. The annual board membership retainer for the chairman of the board is $100,000, which remains unchanged from fiscal 2010. The chairman of the Audit and Corporate Governance Committee will receive an additional annual retainer, which was increased from $7,500 to $17,500, which will be paid annually. The chairman of the Compensation and Nominating Committee will receive an additional annual retainer of $12,500, which will be paid annually. In addition, non-employee directors will receive $1,500 for each board meeting attended (in person or by telephone), and $1,000 for each committee meeting attended (in person or by telephone). Non-employee directors are reimbursed for reasonable expenses incurred in attending board and committee meetings.

Effective during fiscal 2010, upon a non-employee director’s election or appointment to the board, he or she automatically received a non-statutory stock option grant to purchase 40,000 shares of common stock. In addition, effective during fiscal 2010, each non-employee director who had been a director for at least six months automatically received a non-statutory stock option grant to purchase 12,500 shares of common stock each year on the date of the annual stockholders meeting. All stock option grants to non-employee directors were granted with an exercise price equal to the fair market value of our common stock on the date of grant.

In February 2010, the Board of Directors approved changes to the director’s compensation program for non-employee directors to be effective in fiscal 2011. Now, upon a non-employee director’s election or appointment to the board, he or she will automatically receive an initial equity award of $70,000 in restricted stock units that vest 50% annually. In addition, each non-employee director will automatically receive an additional annual equity award of $35,000 in restricted stock units that vest 100% after one year.

Under the terms of our 1998 Long-Term Incentive Plan, as Amended and Restated, on the date of our 2009 Annual Meeting of Stockholders held on November 12, 2009, Messrs. Coleman, Gibbons, Herb, Holbrook and Kelly, and Ms. Washington were each granted options to purchase 12,500 shares. These options vested immediately and have a term of seven years.

On February 8, 2010 Mr. Holbrook was granted 6,775 restricted stock units to vest over a one year period with all of the restricted stock units vesting on the anniversary of the grant date (or earlier, as otherwise provided under the terms of the restricted stock unit award agreement).

The following table shows compensation information for MIPS’ current and former non-employee directors for fiscal 2010.

Director Compensation for Fiscal 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (8)	Option Awards ($) (1)		Total ($)
Kenneth L. Coleman	$50,250	$—	$24,790	(2)	$75,040
Fred M. Gibbons	$42,000	$—	$24,790	(3)	$66,790
Robert R. Herb	$42,000	$—	$24,790	(4)	$66,790
Anthony B. Holbrook	$122,750	$25,000	$24,790	(5)	$172,540
William M. Kelly	$49,500	$—	$24,790	(6)	$74,290
Robin Washington	$42,000	$—	$24,790	(7)	$66,790

(1)
The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of stock option awards issued during the applicable fiscal year pursuant to our 1998 Long-Term Incentive Plan, as Amended and Restated. For information on the valuation assumptions with respect to stock option grants, see Note 14 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2010 regarding the assumptions underlying the valuation of equity awards.  There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(2)	Mr. Coleman held options to purchase 165,000 shares of common stock as of June 30, 2010.

(3)	Mr. Gibbons held options to purchase 135,000 shares of common stock as of June 30, 2010.

(4)	Mr. Herb held options to purchase 102,500 shares of common stock as of June 30, 2010.

(5)	Mr. Holbrook held options to purchase 250,000 shares of common stock and 6,775 restricted stock units as of June 30, 2010.

(6)	Mr. Kelly held options to purchase 165,000 shares of common stock as of June 30, 2010.

(7)	Ms. Washington held options to purchase 65,000 shares of common stock as of June 30, 2010.

(8)
The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock units awarded during the applicable fiscal year under our 1998 Long-Term Incentive Plan, as Amended and Restated. For each of the restricted stock units, the grant date fair value is calculated using the closing price of the Company’s common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers. See Note 14 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2010 regarding the assumptions underlying the valuation of equity awards.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee (and the combined Compensation and Nominating Committee) during fiscal 2010 were Kenneth L. Coleman, Robert R. Herb and Fred M. Gibbons. Mr. Coleman, Mr. Herb and Mr. Gibbons are all “non-employee directors” under Rule 16b-3 of, and have no interlocking relationships as defined by, the Securities Exchange Act of 1934, as amended. As discussed more fully under “Certain Relationships and Related Transactions” below, Mr. Coleman’s son-in-law was one of our employees for most of fiscal 2010.

Board’s Recommendation

Our Board of Directors recommends a vote “FOR” each of the nominees above.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit and Corporate Governance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending June 30, 2011. This appointment is being presented to the stockholders for ratification at the annual meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 1998. Representatives of Ernst & Young LLP are expected to be present at the meeting and will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from the stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Ernst & Young LLP in connection with the audit of the annual financial statements for fiscal 2010 and fiscal 2009, and the fees billed for other services rendered by Ernst & Young LLP.

Audit and Non-Audit Fees

	2010	2009
Audit fees (1):
Audit fees	$824,755	$1,298,750
Total audit fees	$824,755	$1,298,750
Tax fees (2)	$122,826	$179,900
Other fees (3)	$35,885	$2,000
Total fees	$983,466	$1,480,650

(1)
Audit fees includes fees associated with the annual audit of our consolidated financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, statutory audits required for non-US subsidiaries and services normally provided by the independent registered public accounting firm in connection with regulatory filings. It also includes fees associated with accounting consultations on matters that arose during, or as a result of, the audit or reviews of financial statements and statutory audits.

(2)	Tax fees represent assistance in the preparation and review of tax returns, assistance in compliance with tax rules and regulations and tax advice.

(3)	Other fees represents fees for subscription to online accounting research tool and audit fees for customer contract compliance audits.

The Audit and Corporate Governance Committee pre-approved all audit and non-audit services provided to us by Ernst & Young LLP during fiscal 2010. It is the policy of the Audit and Corporate Governance Committee to pre-approve each engagement with our independent registered public accounting firm with respect to audit and non-audit services. The committee has delegated to the chairman of the committee the authority to grant pre-approvals provided that the pre-approval decision and related services are presented to the committee at its next regularly scheduled meeting.

The Audit and Corporate Governance Committee has determined that the non-audit services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Board’s Recommendation

Our Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 19, 2010 except as indicated, certain information regarding the beneficial ownership of our common stock by:

•	each stockholder known by us to own beneficially more than 5% of our common stock,

•	each of our directors,

•	each named executive officer listed in the Summary Compensation Table below, and

•	all directors and executive officers as a group.

In the table below, percentage ownership is based upon 46,970,908 shares of common stock outstanding as of August 19, 2010. Common stock subject to options that are currently exercisable or exercisable within 60 days of August 19, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other person. Unless otherwise indicated, the persons named have sole voting and investment power over the shares beneficially owned by them subject to community property laws. Where information is based on Schedule 13Gs filed by the named stockholder, the number of shares owned is as of the date for which information was provided in such schedule.

Shares Beneficially Owned

	Common Stock
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Austin W. Marxe and David M. Greenhouse (1) 527 Madison Avenue, Suite 2600 New York, NY 10022	4,626,564	9.85%
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	3,106,457	6.61%
Schroder Investment Management Inc. (3) 875 Third Avenue, 21st floor New York, NY 10022	2,983,300	6.35%

Directors and Executive Officers: (4)
Maury Austin	341,605	*
John E. Bourgoin	1,450,051	3.09%
Ravikrishna Cherukuri	2,222	*
Kenneth L. Coleman	171,499	*
Sandy Creighton	956,508	2.04%
Fred M. Gibbons	147,500	*
Robert R. Herb	107,500	*
Anthony B. Holbrook	280,000	*
Brad Holtzinger	430,889	*
William M. Kelly	173,746	*
Arthur Swift	20,722	*
Sandeep Vij	24,444	*
Robin L. Washington	57,222	*
Directors and executive officers as a group (13 persons)	4,163,908	8.86%

*	Less than 1%.

(1)
As reported by Austin W. Marxe and David M. Greenhouse on Schedule 13G/A filed with the Securities and Exchange Commission on April 9, 2010. According to such Schedule 13G/A, Austin W. Marxe and David M. Greenhouse, are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. (“Cayman Fund”) and Special Situations Fund III QP, L.P. (“SSFQP Fund”).  Marxe and Greenhouse are also members of SST Advisers, L.L.C., the general partner of Special Situations Technology Fund, L.P. (“Technology Fund”) and Special Situations Technology Fund II, L.P. (“Technology II Fund”).  AWM serves as the investment adviser to the Technology Fund, and the Technology II Fund. Marxe and Greenhouse beneficially own a total of 4,626,564 shares of common stock, and share sole voting and investment power.  This amount includes 159,500 shares of common stock owned by the Cayman Fund, 590,827 shares of common stock owned by the Technology Fund, 3,421,409 shares of common stock owned by the Technology II Fund and 454,828 shares of common stock owned by the SSFQP Fund.

(2)
As reported by BlackRock, Inc. on Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. According to such Schedule 13G, BlackRock, Inc. has sole power to vote and dispose of 3,106,457 shares of common stock.

(3)
As reported by Schroder Investment Management Inc. on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2006. According to such Schedule 13G, Schroder Investment Management Inc. has sole power to vote and dispose of 2,983,300 shares of common stock.

(4)
The amounts reported under common stock for our directors and executive officers includes the following shares which are subject to options that are exercisable on August 19, 2010 or within 60 days thereof: Mr. Austin 281,944; Mr. Bourgoin 1,328,499; Mr. Cherukuri 2,222; Mr. Coleman 165,000; Ms. Creighton 882,333; Mr. Gibbons 135,000; Mr. Herb 102,500; Mr. Holbrook 250,000; Mr. Holtzinger 430,889; Mr. Kelly 165,000; Mr. Swift 18,611; Mr. Vij 4,444; Ms. Washington 57,222 and directors and executive officers as a group 3,823,664.

Under our Rights Plan, our stockholders had the right to purchase shares of our preferred stock upon the occurrence of specified events. The documents evidencing this Rights Plan have been filed with the Securities and Exchange Commission as exhibits to registration statements on Form 8-A.  On September 11, 2010, our Rights Plan expired according to its terms, and was not extended or renewed by our Board of Directors.

The following pages contain reports of MIPS’ Compensation and Nominating Committee and the Audit and Corporate Governance Committee and a Performance Graph. Stockholders should be aware that under the rules of the SEC, this information is not considered to be “soliciting material”, nor to be “filed”, under the Securities Exchange Act of 1934. This information shall not be deemed to be incorporated by reference in any past or future filing by MIPS under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that MIPS specifically incorporates this information by reference.

COMPENSATION AND NOMINATING COMMITTEE REPORT

Composition of the Committee

During fiscal 2010, the Compensation Committee of the Board of Directors of MIPS consisted of Mr. Kenneth L. Coleman (Chairman), Mr. Fred M. Gibbons, and Mr. Robert R. Herb. The Compensation Committee was combined with the Nominating Committee on May 6, 2010.  After the combination, the Compensation and Nominating Committee consisted of Mr. Kenneth L. Coleman (Chairman), Mr. Fred M. Gibbons, and Mr. Robert R. Herb.

Charter

The Compensation and Nominating Committee is a standing committee of our Board of Directors whose primary objectives are to oversee, review and approve compensation for our executive officers, evaluate the performance of our Chief Executive Officer, and administer our Long-Term Incentive Plan and our Employee Stock Purchase Plan.  After May 6, 2010, the responsibilities of the Compensation and Nominating Committee also include reviewing candidates and recommending nominees for election as directors.

Executive Compensation

The Compensation and Nominating Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2010 Annual Meeting of Stockholders.

The Compensation and Nominating Committee
Kenneth L. Coleman, Chairman
Fred M. Gibbons
Robert R. Herb

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders for our common stock to The NASDAQ Stock Market  Composite Index—U.S. and the RDG Semiconductor Composite Index. The graph assumes that $100 was invested in our common stock and in each index on June 30, 2005. No dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among MIPS Technologies, Inc., the NASDAQ Composite Index
and the RDG Semiconductor Composite Index

$140
$120
$100
$80
$60
$40
$20
$0
6/05
6/06
6/07
6/08
6/09
6/10
MIPS Technologies, Inc.
NASDAQ Composite
RDG Semiconductor Composite

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of our Compensation

We seek to invest our resources to grow our business in a manner that will increase stockholder value. To further this objective, our Compensation and Nominating Committee has designed our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives.

In order to conduct our business effectively, we must attract and retain executive officers who are highly skilled and have significant experience in the high technology industry, and in particular in semiconductors including microprocessor design. Our headquarters are located in the San Francisco Bay Area of California. Competition for skilled senior executives in this market is very competitive. Consequently, our compensation program for our executive officers has the further objective, as is the case for all of our employees, of better enabling us to attract effective personnel and retain them in the competitive market place in which we operate.

The compensation program that we provide for our executives, including our named executive officers, has three main components:

•	Salary

•	Bonus

•	Equity compensation

We also provide our executive officers with benefits under plans generally available to all salaried employees in the particular geography, a deferred compensation program in the U.S., and an automobile or automobile allowance to certain executive officers where relevant to their jobs.

Process for Determining Executive Compensation

Our Compensation and Nominating Committee has engaged an executive compensation consultant to assist it in establishing the compensation of our executive officers. This consultant, Frederic W. Cook & Co., Inc. has provided executive compensation advice to the Compensation and Nominating Committee for over seven years.

With the assistance of our compensation consultant we have identified a list of peer companies whose compensation we evaluate and use to help us establish the amounts of each element of compensation that we pay to our executive officers. These peer companies consist of companies of broadly similar size based on sales, market capitalization and number of employees (in their 2009 annual reports, annual revenues ranged from $40 million to $493 million, market capitalizations ranged from $54 million to $4,998 million and employees ranged from 108 to 1,740).  In addition to their comparable size, we believe the peer companies are relevant for comparative purposes because we all participate to one extent or another in the semiconductor industry, which requires key employees with a similar set of knowledge and skills and subject to similar market conditions for executive talent, regardless of its size. We also include in the peer group our primary competitor, as we regard it as a competitor for executive talent. In addition to the evaluation of this peer group, we also use compensation industry sources to obtain relevant compensation information, including in particular the Radford surveys that focus on the technology industry. The list of companies comprising our peer group is reviewed each year to determine whether any changes should be made. In fiscal 2010, the peer group was updated to reflect the company’s decreased size after the divestiture in May 2009 of our Analog Business Group.  The peer companies that we used in establishing fiscal 2010 compensation guidelines were: Advanced Analogic Technology, ARM Holdings, California Micro Devices, CEVA, Entropic Communications, Exar Corporation, GSI Technology, ikanos Communications, Intellon, Magma Design Automation, Microtune, Pericom Semiconductor Corporation, PDF Solutions, PLX Technology, Supertex, Techwell, TranSwitch, Trident Microsystems, Virage Logic and Voltera Semiconductor Corporation.  The same peer group was used in establishing fiscal 2011 compensation guidelines, except that California Micro Devices and Intellon were no longer included as they had been acquired.

Our Compensation and Nominating Committee approves the compensation for our executive officers other than our Chief Executive Officer and recommends for approval by the full Board of Directors the compensation for our Chief Executive Officer. In establishing compensation of executive officers other than our Chief Executive Officer, the committee reviews recommendations of our Chief Executive Officer.

Elements of Compensation

The following is a discussion of why we choose to pay each element of compensation and of our objectives in doing so. As further explained below, we set our executive salaries and target bonuses at the top 75% level of the peer group. We use this level for two reasons. First, our business does not involve the production of a physical product like the semiconductor companies included in the peer group. We have very limited investments in our physical facilities or in a manufacturing and distribution capability. Rather, we derive our revenue from the development, and the marketing and sales, of the highly complex architectures, processor cores and other semiconductor designs that we undertake to develop more effectively than our customers can develop on their own, or obtain from one of our competitors. As such, we believe that we are particularly reliant on executive talent that can continue to develop products for, and sell them to, our very discerning customer base. Second, we have used this relative pay scale since the formation of our company as a separate subsidiary of our former parent over 12 years ago. We believe that we will be most effective in attracting, retaining and motivating our executives if we maintain an overall compensation philosophy that is consistent with that which we have used historically to attract and retain our key employees.

Salary. We set salary amounts at levels that we believe will enable us to be competitive for executive talent in our markets, based on the review of the data provided by our compensation consultant and other market data, as described above. We establish salaries that match, approximately, those paid at the top 75% level of the peer companies that we have identified. The salary component of compensation assures our executives of a reasonable level of income at a competitive rate and we believe that paying above-median salaries helps us to attract executive talent.

Bonuses. We believe that a significant percentage of the annual cash compensation that is available to be earned by our executive officers should be tied to the achievement of corporate performance objectives, and that this serves to motivate our executive officers to meet or exceed company performance targets and provides the proper incentives for such achievement. We maintain our Performance-Based Bonus Plan for Executives with this goal in mind, as well as to enable us to offer our executive officers the opportunity to earn competitive levels of cash compensation. As with our executive officer’s salaries, the target cash bonuses under our Performance-Based Bonus Plan are set at levels that will enable our executive officers to be paid cash bonuses near the top 75% levels of our peer companies if we achieve our financial plan, and more if we exceed the plan and less if we do not.

Under our Performance-Based Bonus Plan for Executives, a specified percentage of the executive officer’s base salary is established as the target bonus and, if earned, is paid in a single payment after the end of the fiscal year. Bonuses are paid to the extent that we achieve both the revenue and operating income targets contained in the financial plan that our Board of Directors approves each year for the operation of our business. We have chosen these two metrics as the basis for management bonuses because we believe that revenue growth is the key to our ability to enhance stockholder value. Our revenues consist of both contract revenue and royalties and, to the extent that we are successful in increasing contract revenues in any given period, we not only increase revenue for that period but also position ourselves for the possibility of receiving increased royalties in the future. We include operating income as a second metric in order to encourage discipline in the management of our business and in the pursuit of the higher revenues that are our goals. For purposes of the executive bonus plan, operating income is calculated on a pro forma basis, which excludes certain amounts such as stock based compensation expense and restructuring charges. For fiscal 2010, the revenue and pro forma operating income targets contained in the financial plan approved by the Board of Directors were $63.5 million and $16.0 million, respectively. We believe this basic model for our executive bonus plan is well understood by both our executive officers and our Compensation and Nominating Committee and that it is effective in motivating our management and is regarded as fair by them in its operation.

For fiscal 2011, the Performance-Based Bonus Plan for Executives was modified so that above target bonuses are paid out based on achievement of above target operating income only, so as to assure that bonuses do not cause operating income to drop below the financial plan target.

Under our Performance-Based Bonus Plan for Executives, no bonus payments will be made unless we achieve both revenue and operating income at the level of at least 90% for fiscal 2010 and 80% for fiscal 2011 of the targets provided for these two metrics in the financial plan.  A maximum bonus payment of two times the target percentage will be paid under the Performance-Based Bonus Plan for Executives in fiscal year 2010 if actual revenues exceeds the plan target by 20% or more and actual operating income exceeds the plan target by 30% or more. For fiscal 2011, the maximum bonus payment of two times the target percentage will be paid only if actual revenues and actual operating income both achieve plan targets and operating income exceeds the plan target by 30% or more.  When actual performance falls between the 90% level for fiscal 2010 and 80% level for fiscal 2011, and the 120% and 130% levels for revenues and operating income, as applicable, a bonus payment shall be made according to a formula based on the revenue and operating income targets. In establishing operating income levels for this plan we do not take account of certain income or expense items that we did not anticipate in establishing the plan and that are not reflective of the effectiveness of our operations, such as charges associated with acquisitions, divestitures and restructuring.

We choose to pay bonuses if we achieve less than 100% of our targets, because we do not believe it is effective to have a 100% cliff payment of bonus tied to complete achievement of our financial plan, which, as further discussed below, is not certain of achievement in any given year. That is, we believe that it is important to continue to motivate our executives for improved performance even when it becomes evident that plan levels of operating results will not be attained. We selected 90% for fiscal 2010 and 80% for fiscal 2011 as the threshold for this purpose because this level of achievement would still represent substantial attainment of our financial plan, and we lowered the threshold for fiscal 2011 so that the plan would continue to motivate our executives when our operating results may be negatively impacted by difficult economic times.

During fiscal 2010, our CEOs did not participate in the Performance-Based Bonus Plan for Executives.  Mr. Bourgoin, who was CEO during the first 6 months of the fiscal year, had indicated early on in the fiscal year that he would retire by December 31, 2009.  Mr. Holbrook served as our interim CEO for only a few weeks in January 2010.  Our current CEO, Mr. Vij, joined the company in late January and was offered a one-time employment bonus of $135,000, to be paid after the end of fiscal 2010.  As such, none of these individuals were included in the Performance-Based Bonus Plan for Executives for fiscal 2010.

We have a two-component bonus program for our Vice President of Worldwide Sales. This vice president participates in the Performance-Based Bonus Plan with other executives. In addition, this vice president is eligible to earn a separate bonus under the Special Bonus Plan for the Vice President of Worldwide Sales at a target percentage of salary based on achievement of the annual contract revenue goal. This bonus plan pays up to 25% of the vice president’s base salary based on achievement of the annual contract revenue goal in the corporate financial plan (25% accrues linearly at contract revenue performance levels of 0-100% of the corporate financial plan, but does not pay until 80% of the contract revenue goal in the corporate financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the financial plan. The amount of bonus that can be earned under this plan is not subject to a maximum limit. After the Company’s acquisition of Chipidea Microelectronica S.A. in August 2007, this bonus program was amended to add an additional target percentage of salary based on achievement of the contract revenue goal for the Chipidea-related business segment (the “Analog Business Group”). With the divestiture of the Analog Business Group in May 2009, this aspect of the bonus program is no longer operable.

In the case of each of the Bonus Plans, our Compensation and Nominating Committee (and the Board of Directors with respect to the CEO), retains the discretion to grant bonuses in amounts that are higher or lower than the amounts determined under the formula provided in each of the Bonus Plans.

In connection with our hiring of individuals to serve as executive officers or retention of such officers, we may agree to pay certain relocation or similar bonuses or agree to certain minimum payments of our performance bonuses as we believe is necessary to allow us to attract or retain such individual and to allow us to provide an optimal compensation package.  During fiscal 2010, a one-time employment bonus of $135,000, to be paid after the end of the fiscal year, was offered to Mr. Vij upon his appointment as CEO;  this bonus was paid to Mr. Vij in August 2010.

Equity Compensation. We have granted our U.S. executive officers equity awards in the form of stock options. We believe that because stock options have value only if the price of our stock increases after the date of grant, that they effectively connect compensation with increased stockholder value. In addition, our stock options help retain key employees because they typically become exercisable over a vesting period of 36 months and if not exercised are forfeited if the employee leaves the employ of the Company. The vesting schedule also helps keep employees focused on our long-term performance. In fiscal 2006, the Board of Directors reduced the term of options granted under the Company’s equity-based compensation plans from ten years to seven years in order to reduce the expense of such option awards, and at that time reduced the standard vesting schedule from 50 to 36 months. The Compensation and Nominating Committee reviews the trends and data regarding equity compensation for executives in the peer group, and considers the recommendations of the CEO in light of prior grants and the desire to retain executives in granting annual stock option renewals.

During fiscal 2010, a grant of restricted stock units was also made to two of our executive hires (Mr. Vij and Mr. Art Swift) in connection with their hiring.

We make annual grants of stock options, and beginning in fiscal 2011 annual grants of restricted stock units, to our executive officers. In July 2006 our Compensation Committee determined that the annual grants would be made each year on August 15 (or on the next business day if August 15 falls on a weekend). We grant new hire stock option awards to new executives. New hire grants are made on the last Thursday of each month to all employees (including executives) who commenced employment by the Monday immediately preceding the last Thursday of the month.

For fiscal 2011, we believe that a mixture of stock options and restricted stock units is an effective way to compensate our executive officers and offers them a long-term equity incentive opportunity with the appropriate balance of risk, performance and retention.  A mixture of stock options and restricted stock units also allows the Company to remain competitive with the compensation practices of our peer companies.

Benefits. We also provide our executives with benefits that are generally available to all our salaried employees in the particular geography, such as for U.S. executives participation in our employee stock purchase plan, health insurance, 401(k) plan (under which the Company matches contributions up to $2,500 in order to encourage employees to invest in the savings program) and a deferred compensation program available to all employees at a level of director and above. For further discussion, see “Nonqualified Deferred Compensation” below. The Company does not provide a traditional defined benefit retirement plan, so the deferred compensation program provides a means for U.S. executives to structure their own savings plan. In addition, two of our executives, Mr. Bourgoin  and Mr. Holtzinger, received automobile allowances in fiscal 2010.

Relationship of the Compensation Elements. We view the elements of compensation as related but distinct. The level of each compensation element is based in part, but not exclusively on competitive benchmarking consistent with our key compensation objectives. We do not have a policy for allocating compensation between our cash compensation, which is paid as salary or earned as bonus each year, and our equity compensation, which may be regarded as long term compensation because of the vesting provisions and the length of the option or restricted stock unit term.

 Fiscal 2010 Compensation

The compensation of our executive officers for fiscal 2010 was consistent with the objectives and programs discussed above. No salary increases were extended to our executives during fiscal 2010.

Bonuses were paid to our executive officers, other than our CEO, for fiscal 2010 under the Performance-Based Bonus Plan for Executives, a bonus was paid to our VP of Worldwide Sales under the Special Bonus Plan for our Vice President of Worldwide Sales, and a one-time employment bonus of $135,000 was paid to our current CEO.  For fiscal 2010 the target level of bonus under the Performance-Based Bonus Plan for Executives was 40% of base salary for our executive officers participating in the plan, and 25% of base salary (for meeting the applicable quota) under the Special Bonus Plan for our Vice President of Worldwide Sales.  The financial plan for fiscal 2010 was set with the same approach as used in prior years, which was to establish somewhat aggressive, but achievable, levels of growth. To put this approach into the context of our compensation practices, we have used a similar bonus program since fiscal 2000. In the ten fiscal years from fiscal 2000 to fiscal 2010, our operating results, and resulting bonuses, exceeded the target levels four times, and our operating results fell below the 90% threshold six times, resulting in no bonus payments in those years. For fiscal 2010, the revenue and pro forma operating income targets contained in the financial plan approved by the Board of Directors were $63.5 million and $16.0 million, respectively.

We granted options in August 2009 to each of our executive officers (other than Mr. Bourgoin) of between 30,000 and 100,000 shares.  No stock options were granted to our CEO, as he had announced his intention to retire.  In addition, we granted 10,000 restricted stock units to our Vice President of Marketing as a sign on bonus.  In January 2010, we granted 600,000 new hire options and 75,000 restricted stock units to our new CEO.  Consistent with the decisions made by the Board of Directors in fiscal 2006, option grants for new hires and promotions have a seven-year term and vest over 36 months with a one year cliff and monthly vesting thereafter, and renewal option grants to existing employees (who have previously received a new hire option grant) have a seven-year term and vest monthly over 36 months without a one year cliff. Grants of restricted stock units to employees have a three year vesting schedule with one third (1/3rd) of the restricted stock units vesting on each of the first three annual anniversaries of the grant date.

John Bourgoin, our former CEO, retired at the end of December 2009 .  Under the terms of a separation agreement with the Company, Mr. Bourgoin received a lump sum severance payment of $425,000, and a lump sum payment equal to 18 months of COBRA premiums.  Anthony Holbrook, the Chairman of the Board of Directors, served as our interim Chief Executive Officer and President from January 1, 2010 until January 25, 2010. Mr. Holbrook did not receive any compensation from the Company during the period he served as interim Chief Executive Officer and President.

Fiscal 2011 Compensation

Our Compensation and Nominating Committee has established the basic elements of compensation for our executives for fiscal 2011. The salaries for our Chief Executive Officer and our General Counsel were increased, consistent with our strategy for the payment of salaries to our executive officers as discussed above.  No salary increases were made for the other named executive officers. Our Chief Executive Officer and other executive officers will participate in the Performance-Based Bonus Plan for Executives, which was modified as described above under “Elements of Compensation”.   The target bonus percentage for the CEO is 70% and for the other executive officers is 40%, and uses the business plan established by our Board of Directors as the target for plan bonuses. The revenue targets used to measure overall corporate performance are those targets that formed the basis for the financial plan for fiscal 2011.

In addition, the Vice President of Worldwide Sales participates in the Special Bonus Plan which will operate in the same manner as described above under “Elements of Compensation”.

In August 2010, we granted 80,000 options and 32,000 restricted stock units to our CEO and 40,000 options and 16,000 restricted stock units to each of our other executive officers. Consistent with the decisions made by the Board of Directors in fiscal 2006, these options have a seven-year term and vest over 36 months. The restricted stock units vest over a three year period with one third (1/3rd) of the restricted stock units vesting on the first three annual anniversaries of the August 16th grant date.  Within thirty days after each annual vesting date, each recipient will receive one share of the Company’s common stock for each vested restricted stock unit that has vested on such vesting date (subject to certain exceptions).  The restricted stock units were granted under the Company’s 1998 Long-Term Incentive Plan, as Amended and Restated.

Change in Control Agreements

We have entered into change in control agreements with our executive officers. These agreements provide that upon a change in control, the officer’s options will become fully vested and the officer may elect, within six months following the change in control, to have his or her options “cashed out” based on the closing NASDAQ price on the day prior to the cash-out election. In addition, if the officer is terminated without cause, or voluntarily terminates for good reason, within 24 months after a change in control, the officer is entitled to receive a lump sum cash payment equal to 24 months salary. For further discussion, see “Potential Payments upon Change in Control and Termination” below. We believe that the “single trigger” provision for the acceleration of equity awards only upon a change of control is appropriate as this allows the executive to receive the benefits associated with equity ownership in a change of control situation at the same time as our stockholders generally. Further, this provision will encourage executives to remain in our employ throughout the uncertainty that may exist in a potential change of control situation. With regard to the “double trigger” for severance payments in the event their employment is terminated within 24 months under specified circumstances, we recognize that executives are frequently not afforded the opportunity to continue in the employ of the acquiring company following a change of control transaction, and we believe that our change of control agreements will motivate our executives to remain our employees through any change of control transaction in which we may become involved. Further, we believe the change of control agreements enable our executives to focus on the performance of their duties and to provide us with advice about a potential change in control without being distracted about the effects of the transaction on their continued employment.

On November 12, 2009, the Company entered into a separation agreement with John Bourgoin, the Company’s former CEO and board member. Under the terms of the agreement, Mr. Bourgoin’s retirement was effective as of December 31, 2009.  In addition, Mr. Bourgoin received a lump sum severance payment of $425,000, and a lump sum payment equal to 18 months of COBRA premiums.

Sandy Creighton, the Company’s former Vice President of Corporate Administration, resigned as an executive officer of the Company, effective as of June 23, 2010. On July 8, 2010, the Company entered into an agreement with Ms. Creighton regarding the terms and conditions of her departure from the Company.  Under the terms of the agreement, Ms. Creighton’s last day of employment with the Company was August 12, 2010.  In addition, Ms. Creighton received a lump sum severance payment of $286,000, and a lump sum payment equal to 12 months of COBRA premiums.  Ms. Creighton is currently providing consulting services to the Company at a rate of $5,000 per month.

Potential Payments upon Change in Control and Termination

If a change in control of MIPS had occurred on June 30, 2010 (the last day of the 2010 fiscal year) and the employment of each of the named executive officers was terminated without cause or the executive resigned for good reason on the same date, the value of each executive officer’s severance and accelerated option and restricted stock unit vesting would be the amount shown in the table below. For purposes of the following table, we have assumed that (i) the price per share of MIPS’ common stock is equal to the closing price per share on June 30, 2010, which was the last trading day before MIPS’ fiscal year-end, (ii) options are substituted or assumed in connection with the change in control, (iii) the value of any option that is assumed to be accelerated is equal to the excess of the closing price for a share of MIPS’ common stock on June 30, 2010 over the option’s exercise price (i.e., the full “spread” value of the option), and (iv) the value of each restricted stock unit that is assumed to be accelerated is based on the closing price of MIPS’ common stock on June 30, 2010.

Name	Severance Payment ($)	Estimated Total Value of Option Acceleration ($)	Estimated Total Value of Stock Acceleration ($)	Total ($)
Sandeep Vij	$750,000	$534,000	$383,250	$1,667,250
Anthony B. Holbrook (1)	$—	$—	$34,620	$34,620
John E. Bourgoin (2)	$—	$—	$—	$—
Maury Austin	$627,134	$226,113	$—	$853,247
Brad Holtzinger	$522,330	$126,234	$—	$648,564
Art Swift	$560,000	$337,369	$51,100	$948,469
Ravikrishna Cherukuri	$580,000	$235,000	$—	$815,000
Sandy Creighton (3)	$—	$—	$—	$—

(1)
Anthony B. Holbrook served as interim President and Chief Executive Officer from January 1, 2010 until January 25, 2010 when Mr. Vij was appointed as the new President and Chief Executive Officer.  Mr. Holbrook has been a Board Member since July 1998 and Chairman of the Board since August 2003. In connection with his service as interim Chief Executive Officer, Mr. Holbrook did not enter into a change in control agreement with the Company.  As such, he would not have received any severance payment or option acceleration upon a change in control as of June 30, 2010, but would have received accelerated vesting under the terms of his restricted stock unit award agreement.

(2)
John E. Bourgoin served as the Chief Executive Officer from February 1998 (and the President from 1996) until his retirement, which was effective as of December 31, 2009.  Mr. Bourgoin also served as a member of the Board of Directors from 1997 until his retirement. As such, he would not have received any severance payment or option acceleration upon a change in control as of June 30, 2010.

(3)
Sandy Creighton served as the Vice President, Corporate Administration or Vice President of Human Resources from February 2006 to June 23, 2010.  From June 1998 to February 2006, Ms. Creighton served as our Vice President, General Counsel and from June 1998 to April 2006 as Secretary. Ms. Creighton resigned as an executive officer of the Company effective June 23, 2010 and remained as interim vice president of human resources through August 12, 2010.  As such, she would not have received any severance payment or option acceleration upon a change in control as of June 30, 2010.

Tax Treatment of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers of a company (excluding the chief financial officer) will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the performance-based exceptions under Section 162(m). Our primary objective in designing and administering compensation policies is to support and encourage the achievement of our long-term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, we also intend to attempt to structure compensation programs such that compensation paid thereunder will be tax deductible by us. In general, stock options granted under our stock option plans are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options.

The following table summarizes compensation information for our Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers as of June 30, 2010 and one individual who was not serving as an executive as of June 30, 2010, but who qualified for disclosure. These officers are referred to as the named executive officers.

Summary Compensation Table for Fiscal 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)(6)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Sandeep Vij (8)	2010	$162,981	$135,000		$316,500	$1,243,440	$—	$630	$1,858,551
Chief Executive Officer and President	2009	$—	$—		$—	$—	$—	$—	$—
	2008	$—	$—		$—	$—	$—	$—	$—
Anthony B. Holbrook (9)	2010	$—	$—		$25,000	$24,790	$—	$—	$49,790
Interim Chief Executive Officer and President	2009	$—	$—		$—	$55,160	$—	$—	$55,160
	2008	$—	$—		$—	$72,594	$—	$—	$72,594
John E. Bourgoin (10)	2010	$215,769	$—		$—	$—	$—	$462,966	$678,735
Chief Executive Officer and President	2009	$425,000	$—		$—	$132,675	$—	$3,067	$560,742
	2008	$425,000	$—		$—	$476,766	$—	$3,067	$904,833
Maury Austin	2010	$313,567	$—		$—	$165,410	$218,523	$3,093	$700,593
Vice President, Chief Financial Officer	2009	$313,567	$93,302	(7)	$—	$79,605	$—	$3,094	$489,568
	2008	$89,423	$—		$—	$436,050	$—	$2,646	$528,119
Brad Holtzinger	2010	$261,165	$—		$—	$115,787	$246,761	$494	$624,207
Vice President, Worldwide Sales	2009	$261,165	$—		$—	$123,830	$—	$494	$385,489
	2008	$252,333	$—		$—	$264,870	$43,837	$584	$561,624
Art Swift	2010	$280,000	$—		$34,100	$49,623	$195,130	$529	$559,382
Vice President, Marketing	2009	$78,615	$—		$—	$381,850	$—	$529	$460,994
	2008	$—	$—		$—	$—	$—	$—	$—
Ravikrishna Cherukuri (11)	2010	$88,986	$—		$—	$509,400	$62,014	$548	$660,948
Vice President, Engineering	2009	$—	$—		$—	$—	$—	$—	$—
	2008	$—	$—		$—	$—	$—	$—	$—
Sandy Creighton (12)	2010	$286,000	$—		$—	$115,787	$199,312	$306,359	$907,458
Vice President, Corporate Administration	2009	$269,438	$—		$—	$88,450	$—	$3,041	$360,929
	2008	$259,896	$—		$—	$229,554	$—	$2,988	$492,438

(1)	Amounts consist of bonuses earned for services rendered in fiscal 2010.

(2)
The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock units awarded during the applicable fiscal year under the 1998 Long-Term Incentive Plan, as Amended and Restated. For each of the restricted stock units, the grant date fair value is calculated using the closing price of the Company’s common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers. See the “Grants of Plan-Based Awards in Fiscal Year 2010” table below for information on restricted stock unit awards made in fiscal 2010.  See Note 14 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2010 regarding the assumptions underlying the valuation of equity awards, Note 13 in our Annual Report on Form 10-K for the year ended June 30, 2009, and Note 14 in our Annual Report on Form 10-K for the year ended June 30, 2008.

(3)
The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of stock option awards issued during the applicable fiscal year pursuant to the 1998 Long-Term Incentive Plan, as Amended and Restated. There can be no assurance that these grant date fair values will ever be realized by the named executive officers. See the “Grants of Plan-Based Awards in Fiscal Year 2010” table below for information on stock option grants made in fiscal 2010. For information on the valuation assumptions with respect to stock option grants, see Note 14 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2010 regarding the assumptions underlying the valuation of equity awards, Note 13 in our Annual Report on Form 10-K for the year ended June 30, 2009, and Note 14 in our Annual Report on Form 10-K for the year ended June 30, 2008.

(4)
Amounts consist of bonuses earned for services rendered in each respective fiscal year.  The bonus to Mr. Holtzinger was earned under our Performance-Based Bonus Plan for Executives and our Special Bonus Plan for the Vice President of Worldwide Sales.

(5)	Represents matching contributions under MIPS’ 401(k) plan, life insurance premiums paid on behalf of the executive and severance paid to Mr. Bourgoin and Ms. Creighton.

(6)
Amounts disclosed in this column for fiscal 2009 and fiscal 2008 differ from the previously reported amounts for those fiscal years because they have been restated to reflect aggregate grant date fair values of equity awards awarded during the applicable fiscal year in accordance with FASB ASC Topic 718. Prior to fiscal 2010, the amounts reported reflected the dollar amount of expense recognized for financial statement reporting purposes for the applicable fiscal year.

(7)	This amount includes a performance bonus payment of $62,713.41 to Mr. Austin in connection with a letter agreement dated October 13, 2008 that guaranteed a 20% bonus for fiscal 2009.

(8)	Mr. Vij has served as our Chief Executive Officer and President since January 25, 2010.

(9)
Mr. Holbrook served as our interim Chief Executive Officer and President from January 1, 2010 until January 25, 2010, when Mr. Vij was appointed the new President and Chief Executive Officer. Mr. Holbrook did not receive any compensation from the Company during the period he served as interim Chief Executive Officer and President.

(10)	Mr. Bourgoin resigned as Chief Executive Officer and President effective December 31, 2009.

(11)	Mr. Cherukuri has served as our Vice President of Engineering since March 2010.

(12)	Ms. Creighton resigned as Vice President, Corporate Administration effective June 23, 2010.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table provides details regarding all plan-based awards granted to the named executive officers in fiscal 2010.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Securities Underlying Stock (#)(2)	All other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Stock and Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Sandeep Vij	1/28/10	—	—	—	—	600,000	$4.22	$1,243,440
	1/28/10	—	—	—	75,000	—	—	$316,500
	N/A	—	—	—	—	—	—	—
Anthony B. Holbrook (5)	11/12/09	—	—	—	—	12,500	$3.98	$24,790
	2/8/10	—	—	—	6,775	—	—	$25,000
	N/A	—	—	—	—	—	—	—
John E. Bourgoin (6)	—	—	—	—	—	—	—	—
	N/A	—	$151,038	$302,077	—	—	—	—
	N/A	—	$64,731	$129,462	—	—	—	—
Maury Austin	8/17/09	—	—	—	—	100,000	$3.27	$165,410
	N/A	—	$125,427	$250,854	—	—	—	—
Brad Holtzinger	8/17/09	—	—	—	—	70,000	$3.27	$115,787
	N/A	—	$104,466	$208,932	—	—	—	—
	N/A	—	$65,291	(4)	—	—	—	—
Art Swift	08/13/09	—	—	—	10,000	—	—	$34,100
	08/17/09	—	—	—	—	30,000	$3.27	$49,623
	N/A	—	$112,000	$224,000	—	—	—	—
Ravikrishna Cherukuri	3/25/10	—	—	—	—	250,000	$4.17	$509,400
	N/A	—	$35,595	$71,189	—	—	—	—
Sandy Creighton (7)	8/17/09	—	—	—	—	70,000	$3.27	$115,787
	N/A	—	$114,400	$228,800	—	—	—	—

(1)
Amounts shown represent possible payouts for fiscal 2010 to Mr. Bourgoin under our Performance-Based Bonus Plan for Executives and our CEO Bonus Plan, to Mr. Austin, Mr. Swift, Mr. Cherukuri and Ms. Creighton, under our Performance-Based Bonus Plan for Executives and to Mr. Holtzinger under our Performance-Based Bonus Plan for Executives and our Special Bonus Plan for the Vice President of Worldwide Sales.   Mr. Holbrook and Mr. Vij were not eligible to participate in the fiscal 2010 Performance-Based Bonus Plan.

(2)
 Each restricted stock unit award listed in this column was granted under the 1998 Long-Term Incentive Plan, as Amended and Restated. The awards to Mr. Vij and Mr. Swift vest over a three year period from the date of grant, with one-third of the shares vesting on each anniversary of the grant date.  The award to Mr. Holbrook vests in full one year from the date of grant.

(3)
All options were granted under our 1998 Long-Term Incentive Plan, as Amended and Restated and have exercise prices equal to the fair market value of our common stock on the date of grant. In general, the options vest in thirty-six equal monthly installments, unless otherwise noted. The grant to Mr. Vij vests 33% on 1/28/11 and then vests monthly in 2.7% increments beginning on 1/28/11. The grant to Mr. Holbrook vested immediately.  The grant to Mr. Cherukuri vests 33% on 3/25/11 and then vests monthly in 2.7% increments beginning on 3/25/11. The equity awards identified in the table above are also reported in the table entitled, “Outstanding Equity Awards at Fiscal Year-End,” below.

(4)
There is no maximum amount under the Special Bonus Plan for the Vice President of Worldwide Sales. The bonus plan pays up to 25% of base salary based on achievement of the annual contract revenue goal in the corporate financial plan (25% accrues linearly at contract revenue performance levels of 0-100% of the corporate financial plan, but does not pay until 80% of the contract revenue goal in the corporate financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the financial plan. In addition, the Special Bonus Plan provided for an additional bonus of up to 15% of base salary based on achievement of the annual contract revenue goal in the financial plan for the Analog Business Group (15% accrues linearly at contract revenue performance levels of 0-100% of the Analog Business Group financial plan, but does not pay until 80% of the contract revenue goal in the Analog Business Group financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the Analog Business Group financial plan. The payout is subject to adjustment on the discretion of the CEO and upon the advice and consent of the Compensation and Nominating Committee. The financial plan is the Statement of Operations approved annually by the Board of Directors for the fiscal year which includes an annual corporate contract revenue goal to be used for the purposes of the 25% additional bonus above, and subsequent to the acquisition of Chipidea Microelectronica S.A., also included an annual Analog Business Group revenue goal to be used for the purposes of the 15% additional bonus above. On May 7, 2009, the Company sold the Analog Business Group to an unrelated third party, and this aspect of the bonus program is no longer operable.

(5)
Mr. Holbrook served as our interim Chief Executive Officer and President from January 1, 2010 until January 25, 2010, when Mr. Vij was appointed the new President and Chief Executive Officer. Mr. Holbrook did not receive any compensation from the Company during the period he served as interim Chief Executive Officer and President.

(6)	Mr. Bourgoin resigned as Chief Executive Officer and President effective December 31, 2009.

(7)	Ms. Creighton resigned as Vice President, Corporate Administration effective June 23, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards held by our named executive officers at June 30, 2010, the end of the 2010 fiscal year. The equity granted in 2010 is reported in the following table and in the table entitled, “Grants of Plan-Based Awards in Fiscal Year 2010”, above.  Unless otherwise indicated, all unvested option grants vest monthly over a thirty-six month period.

Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares of or units of stock that have not Vested (#)		Market value of shares of or units of stock that have not Vested ($)*
Sandeep Vij	—	600,000	(11)	$4.22	1/28/17
						75,000	(15)	$383,250
Anthony B. Holbrook	10,000	—	(14)	$37.25	11/8/10
	10,000	—	(14)	$8.71	11/14/11
	10,000	—	(14)	$8.01	5/17/12
	10,000	—	(14)	$8.01	5/17/12
	10,000	—	(14)	$2.11	11/13/12
	90,000	—	(9)	$4.12	9/10/13
	10,000	—	(14)	$5.922	11/12/13
	10,000	—	(14)	$8.74	11/18/14
	2,500	—	(14)	$8.74	11/18/14
	10,000	—	(14)	$5.40	11/17/15
	2,500	—	(14)	$5.40	11/17/12
	10,000	—	(14)	$7.65	8/9/17
	2,500	—	(14)	$7.65	8/9/14
	12,500	—	(14)	$5.40	12/6/14
	25,000	—	(14)	$3.51	9/26/15
	12,500	—	(14)	$2.00	11/12/15
	12,500	—	(14)	$3.98	11/12/16
						6,775	(16)	$34,620
John E. Bourgoin	700,000	—		$8.31	5/17/12
	150,000	—	(3)	$2.95	8/7/12
	135,000	—		$6.47	8/15/13
	135,000	—		$6.35	9/21/12
	150,000	—	(7)	$5.01	9/17/14
	550,000	—	(4)	$3.388	8/12/13
	105,000	—		$7.80	8/15/14
	33,333	—		$3.89	8/15/15
Maury Austin	187,500	62,500	(10)	$3.96	3/27/15
	27,500	17,500		$3.89	8/15/15
	27,778	72,222		$3.27	8/17/16
Brad Holtzinger	43,452	—	(1)	$9.40	12/20/11
	1,548	—	(1)	$9.40	12/20/11
	13,200	—	(5)	$5.02	7/29/14
	200,000	—	(8)	$5.47	10/27/12
	9,600	—		$4.49	10/15/13
	20,400	—		$4.80	10/15/13
	59,000	—		$6.47	8/15/13
	18,000	—		$6.11	8/29/12
	20,000	—	(6)	$4.52	8/9/14
	6,800	—	(5)	$5.02	7/29/14
	70,833	4,167		$7.80	8/15/14
	3,889	27,222		$3.89	8/15/15
	3,888	50,556		$3.27	8/17/16
Arthur Swift	6,944	145,834	(12)	$3.07	3/26/16
	833	21,667		$3.27	8/17/16
						10,000	(17)	$51,100
Ravikrishna Cherukuri	—	250,000	(13)	$4.17	3/25/17
Sandy Creighton	72,000	—		$6.11	8/29/12
	80,000	—	(6)	$4.52	8/9/14
	230,000	—	(4)	$3.3388	8/12/13
	75,000	—	(2)	$2.94	7/25/12
	225,000	—		$8.31	5/17/12
	72,000	—		$6.47	8/15/13
	61,389	3,611		$7.80	8/15/14
	30,556	19,444		$3.89	8/15/15
	19,444	50,556		$3.27	8/17/16

*
The market value of the restricted stock units that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on June 30, 2010, which was $5.11.

(1)	Options granted on 12/20/01 vest 24% on 11/26/02 and then vest monthly in 2% increments beginning 12/26/02.

(2)	Options granted on 7/25/02 vest monthly over 50 months beginning on 8/25/02.

(3)	Options granted on 8/7/02 vest monthly over 50 months beginning on 9/1/02.

(4)	Options granted on 8/12/03 vest monthly over 50 months beginning on 9/12/03.

(5)	Options granted on 7/29/04 vest 24% on 7/5/05 and then vest monthly in 2% increments beginning on 8/5/05.

(6)	Options granted on 8/9/04 vest monthly over 50 months beginning on 9/5/04.

(7)	Options granted on 9/17/04 vest monthly over 50 months beginning on 10/17/04.

(8)	Options granted on 10/27/05 vest 33% on 10/27/06 and then vest monthly in 2.7% increments beginning on 11/27/06.

(9)	Options granted on 9/10/03 vest over 12 months at a rate of 1/12th per month beginning on 10/10/03.

(10)	Options granted on 3/27/08 vest 33% on 3/27/09 and then vest monthly in 2.7% increments beginning on 4/27/09.

(11)	Options granted on 1/28/10 vest 33% on 1/28/11 and then vest monthly in 2.7% increments beginning on 1/28/11.

(12)	Options granted on 3/26/09 vest 33% on 3/26/10 and then vest monthly in 2.7% increments beginning on 3/26/10.

(13)	Options granted on 3/25/10 vest 33% on 3/25/11 and then vest monthly in 2.7% increments beginning on 3/25/11.

(14)	Options granted on 11/8/00, 11/14/01, 5/17/02, 11/13/02, 11/12/03, 11/18/04, 11/17/05, 8/9/07, 12/6/07, 9/26/08, 11/12/08, and 11/12/09 are immediately vested and exercisable on the grant date.

(15)	Restricted stock unit award vests one third on 1/28/11 and then one third annually for the next two years.

(16)	Restricted stock unit award vests in full on 2/08/11.

(17)	Restricted stock unit award vests one third on 8/13/10 and then one third annually for the next two years.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the named executive officers during fiscal 2010.  The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing selling price per share of our common stock on the NASDAQ Global Select Market on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Sandeep Vij	—	$—	—	$—
Anthony B. Holbrook	—	$—	—	$—
John E. Bourgoin	—	$—	—	$—
Maury Austin	—	$—	—	$—
Brad Holtzinger	54,445	$72,280	—	$—
Art Swift	104,722	$199,589	—	$—
Ravikrishna Cherukuri	—	$—	—	$—
Sandy Creighton	—	$—	—	$—

(1)	Value is the fair market value of the underlying shares on the date of vesting multiplied by the number of shares covered by the stock award.

Pension Benefits

MIPS named executive officers received no benefits in fiscal 2010 from MIPS under pension plans.

Nonqualified Deferred Compensation

The following table shows certain information for the named executive officers under the Non-Qualified Deferred Compensation Plan.

Non-Qualified Deferred Compensation for Fiscal 2010
Name	Executive contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Gain in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year end ($)(2)
Sandeep Vij	$—	$—	$—	$—	$—
Anthony B. Holbrook	$—	$—	$—	$—	$—
John E. Bourgoin	$—	$—	$88,509	$—	$614,482
Maury Austin	$—	$—	$—	$—	$—
Brad Holtzinger	$—	$—	$—	$—	$—
Art Swift	$—	$—	$—	$—	$—
Ravikrishna Cherukuri	$—	$—	$—	$—	$—
Sandy Creighton	$—	$—	$69,530	$—	$559,138

(1)	There were no above-market or preferential earnings included in these amounts.

(2)	The entire amounts were included in either the compensation information in the “Summary Compensation Table” or in compensation reported in previous years.

Plan Overview

The MIPS Technologies, Inc. Non-Qualified Deferred Compensation Plan is designed to provide participants with an opportunity to supplement their retirement income through the deferral of pre-tax income. Participants in the Non-Qualified Deferred Compensation Plan may defer up to 100% of compensation. Compensation includes regular salary, bonus awards and commissions. Participants in the Non-Qualified Deferred Compensation Plan have the option to choose from a portfolio of investment options and may change their investment allocation periodically. Amounts earned on the assets invested by participants are determined based upon the earnings of the investments selected by the participants. Payments under the Non-Qualified Deferred Compensation Plan may be paid in a lump sum or in up to ten equal annual installments as selected by the participant. In addition, payment will be made upon retirement, termination, hardship, death or disability.

Certain Relationships and Related Transactions

On November 12, 2009, the Company entered into a separation agreement with John Bourgoin, the Company’s former CEO and board member. Under the terms of the agreement, Mr. Bourgoin’s retirement from the Company was effective as of December 31, 2009.  In addition, Mr. Bourgoin received a lump sum severance payment of $425,000, and a lump sum payment equal to 18 months of COBRA premiums.

Sandy Creighton, the Company’s former Vice President of Corporate Administration, resigned as an executive officer of the Company, effective as of June 23, 2010. On July 8, 2010, the Company entered into an agreement with Ms. Creighton regarding the terms and conditions of her departure from the Company.  Under the terms of the agreement, Ms. Creighton’s last day of employment with the Company was August 12, 2010.  In addition, Ms. Creighton received a lump sum severance payment of $286,000, and a lump sum payment equal to 12 months of COBRA premiums.  Ms. Creighton is currently providing consulting services to the Company at a rate of $5,000 per month.

Kenneth Coleman, a board member and the Chairman of the Compensation and Nominating Committee, is the father-in-law of the former Director of Global Corporate Services, Ernest Evans, whose employment with the Company terminated on June 23, 2010.  Mr. Coleman did not have direct management or control over Mr. Evans’ responsibilities and did not recommend or approve Mr. Evans’ salary. Mr. Coleman does approve the annual stock option renewal grants as a member of the Compensation and Nominating Committee but he does not recommend the amounts of the grants. The recommendation was from Mr. Evans’ manager with input from Human Resources and the annual renewals are subject to approval by the CEO. Mr. Evans’ compensation in fiscal 2010 was $145,256, which included salary, bonus and matching contributions under MIPS’ 401(k) plan, and he was granted an option on August 17, 2009 to purchase 5,000 shares of our common stock with an exercise price of $3.27 and an option on August 15, 2008 to purchase 5,000 shares of common stock with an exercise price of $3.89.  On June 23, 2010, we entered into a separation agreement with Mr. Evans.  Under the terms of the separation agreement, Mr. Evans last day of employment was June 23, 2010, at which time he ceased to be an employee of the Company.  Mr. Evans received a lump sum severance payment equal to $70,319.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report to the Securities and Exchange Commission and the NASDAQ National Market their initial ownership of our stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 filed pursuant to the Exchange Act furnished to us, we believe that during fiscal 2010, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis.

REPORT OF THE AUDIT AND CORPORATE GOVERNANCE COMMITTEE

   The management of MIPS is responsible for establishing and maintaining internal controls and for preparing the consolidated financial statements of MIPS. The independent registered public accounting firm is responsible for auditing the consolidated financial statements. It is the responsibility of the Audit and Corporate Governance Committee to oversee these activities.

The Audit and Corporate Governance Committee has reviewed and discussed with MIPS’ management the audited consolidated financial statements for the fiscal year ended June 30, 2010.

The Audit and Corporate Governance Committee has discussed with Ernst & Young LLP, MIPS’ independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114 as adopted by the Public Company Accounting Oversight Board relating to communications with Audit Committees.

The Audit and Corporate Governance Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committees Concerning Independence”, and the Audit and Corporate Governance Committee has discussed with Ernst & Young LLP their independence.

Based on the reviews and discussions referred to above, the Audit and Corporate Governance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in MIPS’ Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

The Audit and Corporate Governance Committee

William M. Kelly, Chairman
Anthony B. Holbrook
Robin L. Washington

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If you want us to consider including a proposal in next year’s Proxy Statement, you must deliver it in writing to MIPS at 955 East Arques Avenue, Sunnyvale, California  94085, Attention: Corporate Secretary, no later than June 3, 2011.

Our Bylaws provide that stockholders wishing to nominate a director or present a proposal at next year’s annual meeting, but not wishing to have such nomination or proposal included in our Proxy Statement, must submit specified information in writing to MIPS at the above address no later than September 12, 2011 but no sooner than August 13, 2011.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

Gail H. Shulman
Vice President, General Counsel and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Kenneth L. Coleman   02 William M. Kelly   03 Sandeep Vij

	For	Against	Abstain
2 Ratification of appointment by MIPS Technologies of Ernst & Young LLP to serve as the Company's independent auditors for the 2011 fiscal year.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000074749_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com .

MIPS TECHNOLOGIES, INC.
Annual Meeting of Stockholders
November 11, 2010 2:00 PM
This proxy is solicited by the Board of Directors

The undersigned stockholder of MIPS Technologies, Inc., a Delaware corporation ("MIPS Technologies" or "Company"), hereby appoints MAURY AUSTIN and GAIL SHULMAN, as proxies for the undersigned, with full power of substitution, to attend the 2010 Annual Meeting of Stockholders of MIPS Technologies to be held on Thursday, November 11, 2010 at 2:00 p.m. at the Company's corporate offices at 955 East Arques Avenue, Sunnyvale, CA 94085, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors and FOR the proposals(s).

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

0000074749_2 R2.09.05.010

Continued and to be signed on reverse side